EXHIBIT 99.1

XL House
8 St. Stephen's Green
Dublin 2, Ireland
Phone + 353 (0)1 400 5500
Fax + 353 (0)1 405 2033
xlgroup.com

Press Release

Contact:     David Radulski                Carol Parker Trott
Investor Relations            Media Relations
(203) 964-3470                (441) 294-7290

XL GROUP PLC ANNOUNCES ITS PRELIMINARY LOSS ESTIMATE FOR HAILSTORMS IN GERMANY AND FRANCE

Dublin, Ireland - September 26, 2013 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced its preliminary net loss estimate related to the series of hailstorms in Germany and France in late July 2013 (the “Hailstorms”) of $60 million, pretax and net of reinsurance and reinstatement premiums. The majority of these losses relate to the Reinsurance segment.

The Company's estimate is based on its review of individual treaties and policies expected to be impacted, along with available client data. This preliminary estimate involves the exercise of considerable judgment. Given that the facts are still developing, as well as the complexities of the nature of the events, there is considerable uncertainty associated with the loss estimate of the events and such estimate is accordingly subject to revision as additional information becomes available. Actual losses may differ materially from this preliminary estimate.

About XL Group plc

XL Group plc (NYSE: XL), through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com

This press release contains forward-looking statements about the estimated impact of the Hailstorms. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements include the preliminary nature of reports and the loss estimate related to the Hailstorms and the other factors set forth in XL's reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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